Exhibit 10.16

AMENDMENT AGREEMENT

THIS AMENDMENT (“Amendment”) is dated as of December 13, 2006 and is by and between Gregg Eskenazi (“you”) and HouseValues, Inc (“HouseValues”).

RECITALS

WHEREAS, the parties entered into an employment letter agreement as of May 20, 2004 (the “Employment Agreement”)

WHEREAS, the parties hereby wish to amend the Employment Agreement on the terms set forth below.

AGREEMENT

NOW, THEREFORE, the parties hereby agree to amend the Employment Agreement as follows:

1.	The sections of the Employment Agreement entitled “Term of Employment and Compensation,” “Management Bonus Program” and “Benefits” shall be deleted in their entirety and replaced with the following:

“Your employment will transition from full time to part time with HouseValues effective January 1, 2007. Your title will be Legal Advisor and you will provide up to 10 hours of services per month, as requested by HouseValues relating to strategic corporate matters (the “Services”). If HouseValues requests additional services, you and HouseValues shall work together to reach a mutually agreeable arrangement. Your salary will be $5,000 per month (“Part-Time Salary”), paid twice monthly, and will be subject to all legally required withholding taxes.

You will be entitled, during your part-time employment, to medical and other employee benefits (subject to applicable eligibility requirements) to the extent such benefits are offered by HouseValues to its other employees. However, since you are a part-time employee, rather than provide medical and dental coverage directly, HouseValues shall directly pay the costs of COBRA premiums otherwise due from you, for yourself and eligible dependents (the “COBRA Amount”) or, at your request so long as you are not covered under another employer’s medical plan, pay the COBRA Amount directly to you at the same time it pays your Part-Time Salary. You will not be entitled to vacation, bonus or new stock option grants, but your existing stock options shall continue in accordance with their existing terms. In addition, provided that you make yourself available to provide the Services and comply with the terms of your Nonsolicitation and Noncompetition Agreement, you may take on such other full or part-time consulting or employment as you deem appropriate.”

2.	The second full paragraph of the “Termination Payment” section shall be deleted and replaced with the following:

“If, prior to March 2, 2008, the Company terminates your employment without Cause, you shall be entitled to receive termination payments equal to your Part-Time Salary and COBRA Amount (if the COBRA Amount is then required to be paid to you pursuant to paragraph 1) through March 2, 2008, provided that you sign a separation agreement releasing any claims against the Company. After March 2, 2008, you or the Company may terminate your employment on thirty days prior written notice and the Company will have no further obligations to you after termination. If you are terminated for Cause or if you terminate your employment, you shall not be entitled to receive any of the foregoing benefits. All payments under this paragraph shall be made to you at the same interval as payments of salary were made to you immediately prior to termination.”

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first above written.

HOUSEVALUES, INC.		Gregg Eskenazi

By:	/s/ Ian Morris	By:	/s/ Gregg Eskenazi
Ian Morris, CEO